TOUGHBUILT INDUSTRIES ANNOUNCES THIRD QUARTER 2023 RESULTS

Revenue increased 9% quarter-over-quarter to $20.6 million

Operating expenses decreased 11% year-over-year to $15.4 million, over $2 million saved.

Irvine, CA, November 14, 2023 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. ("ToughBuilt" or “the Company”) (NASDAQ: TBLT; TBLTW), today reported the Company’s financial results for the fiscal quarter ended September 30, 2023. The Company will host its Q3 2023 earnings conference call today at 5:00 p.m. (ET).

Financial Highlights for the Quarter Ended September 30, 2023, include:

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Revenues decreased by approximately 32% to $20.6 million for Q3 2023, compared to $30.2 million in Q3 2022. This decrease was primarily due to a decreased demand in the overall market. Nine-month revenue was $59.7 million in 2023 compared to $65.3 million in 2022.

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Gross profit decreased to approximately 20.0% to $4.9 million in the third quarter of 2023, compared to $7.9 million in the third quarter of 2022. Gross margin decreased to approximately 23.8% in the third quarter of 2023, compared to 26.1% in the third quarter of 2022. Gross margins for 9 months were $14.3 million or 23.96% in 2023 compared $15.8 million or 24.28% in 2022. A slight decrease of 0.32%

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Operating expenses decreased 23.8% to approximately $14.2 million in the third quarter of 2023, compared to approximately $17.5 million in the third quarter of 2022. Total operating expenses decreased 4.62% from $53.2 million to $50.6 million.

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Net loss attributable to common shareholders in the third quarter of 2023 was approximately $8.4 million, or $(0.27) per share, compared to net income of approximately $539 thousand, or $0.05 per share, in the third quarter of 2022.

Recent Business Highlights

●	Announced a dividend of Series H preferred stock to holders of ToughBuilt common stock.
●	Launched the Company’s StackTech™ mobile stacking toolbox system, with an initial roll out of more than 7 SKUs.

ToughBuilt’s CEO, Michael Panosian commented, “During the third quarter, despite facing less than favorable market conditions, our rigorous efforts in expense management yielded significant improvements, contributing to a noteworthy reduction in net losses. Our strategic cost optimization initiatives continue to reflect our commitment to financial prudence and position us for long-term growth.” Mr. Panosian continued, “By prioritizing cost discipline and operational efficiency, we are successfully steering the company on a path towards sustained profitability.”

Conference Call Information:

Michael Panosian, ToughBuilt’s Chief Executive Officer, and Martin Galstyan, ToughBuilt’s Chief Financial Officer, will host a conference call to review the Company’s financial and operating results at 5:00pm ET today.

To attend the conference call, please dial one of the teleconference numbers below or follow the live audio webcast here. Attendees are encouraged to dial in to the conference call at least five minutes prior to the start time.

U.S. TOLL-FREE: 1-844-825-9789

INTERNATIONAL:1-412-317-5180

To listen to a replay of the conference call, please dial one of the teleconference numbers below. The replay will also be available through the audio webcast link.

REPLAY U.S. TOLL-FREE: 1-844-512-2921

REPLAY INTERNATIONAL 1-412-317-6671

REPLAY PIN:  10184036

ABOUT TOUGHBUILT INDUSTRIES, INC.

ToughBuilt is an advanced product design, manufacturer, and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the impact of the worldwide COVID-19 pandemic and government actions, on our business, (ii) supply chain disruptions, (iii) inflationary and interest rate concerns and the impact on consumers, (iv) cybersecurity breaches and threats, (v) market acceptance of our existing and new products, (vi) delays in bringing products to key markets; (vii) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (viii) intense competition in our industry from much larger, multinational companies, (ix) product liability claims, (x) product malfunctions, (xi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (xii) our efforts to successfully obtain and maintain intellectual property protection covering our products or defend ourselves from third parties’ infringement claims, (xiii) our reliance on a single supplier for certain product components, (xiv) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to tariffs, foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xvi) changes in e-commerce marketplaces. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this press release. As a result of these matters, changes in fact, assumptions not being realized or other circumstances, the Company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

Investor Relations Contact:
KCSA Strategic Communications
David Hanover
toughbuilt@kcsa.com

Source: ToughBuilt Industries, Inc